UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2008

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
Ex-4.1 Amendment to Rights Agreement
Ex-10.1 Securities Purchase Agreement
Ex-10.2 Form of Warrant
Ex-99.1 Press Release, dated March 6, 2008

Item 1.01.     Entry into a Material Definitive Agreement.
     Private Placement
     On March 5, 2008, Penwest Pharmaceuticals Co. (“Penwest”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) to sell units (the “Units”) representing an aggregate of 8,140,600 shares (the “Shares”) of Penwest common stock, $0.001 par value per share (the “Common Stock”), together with warrants (the “Warrants”) to purchase an aggregate of 4,070,301 shares of Common Stock (the “Warrant Shares”), to the purchasers named in the Securities Purchase Agreement for gross proceeds of approximately $25.1 million (the “Private Placement”). The Company expects that the Private Placement will result in net proceeds of approximately $23.2 million to the Company, after deducting the placement agent’s fees and estimated offering expenses payable by the Company.
     The Shares and Warrants will be issued upon the closing under the Securities Purchase Agreement, and the Warrants will be exercisable for five years after the closing of the Private Placement at an exercise price of $3.62 per share. The Warrants may also be exercised pursuant to cashless exercise provisions under certain circumstances.
     Pursuant to the Securities Purchase Agreement, Penwest agreed to file a registration statement with the Securities and Exchange Commission within 30 days following the closing of the Private Placement, registering for resale of the Shares and Warrant Shares. Penwest also agreed to use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing date of the registration statement, but in any event within 90 days after the filing date of the registration statement. The failure to file the registration statement on or prior to the 30th day following the closing or the failure to have the registration statement declared effective by the Securities and Exchange Commission within 90 days after Penwest files the registration statement will result in financial penalties to Penwest. Penwest has agreed to maintain the registration statement’s effectiveness until the earlier of (i) the later of (A) the twelve month anniversary of the closing of the Private Placement and (B) the twelve month anniversary of the last date on which Warrant Shares are issued upon exercise of Warrants and (ii) the date all of the Shares and Warrant Shares have been resold by the original purchasers.
     The closing of the Private Placement under the Securities Purchase Agreement is subject to customary closing conditions, and is expected to close on or before March 11, 2008.
     The foregoing summary of the terms of the Securities Purchase Agreement and Warrants is subject to, and qualified in its entirety by, the Securities Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference, and the form of Warrant issued to each purchaser in the Private Placement, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.
     Amendment of Rights Agreement
     On March 5, 2008, in connection with the Private Placement, the Company entered into an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of July 27, 1998, between the Company and Mellon Investor Services LLC, as Rights Agent. The Amendment modifies the definition of Exempted Person under the Rights Agreement to provide that Perceptive Life Sciences Master Fund Ltd., together with its affiliates and associates (“Perceptive”), will be an Exempted Person under the Rights Agreement until the earlier of the date on which Perceptive beneficially owns more than 19.9% of the outstanding Common Stock or such date when Perceptive beneficially owns less than 10% of the outstanding Common Stock, at which time Perceptive shall cease to be an Exempted Person. The Amendment is attached to this Current Report on Form 8-K as Exhibit 4.1.
Item 8.01.     Other Events.
     On March 6, 2008, Penwest announced that it had entered into the Securities Purchase Agreement for the sale of the Shares and Warrants in the Private Placement. A copy of the press release announcing the Securities Purchase Agreement and the Private Placement is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
     Penwest believes that, based upon its current operating plan, its existing capital resources together with the net proceeds its receives upon the closing of the Private Placement and expected royalties from third parties, will be sufficient to fund its operations on an ongoing basis through at least the first quarter of 2009.
Item 9.01     Financial Statements and Exhibits.
(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: March 6, 2008	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Senior Vice President, Corporate Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment to Rights Agreement, dated as of March 5, 2008, between the Registrant and Mellon Investor Services LLC.

10.1	Securities Purchase Agreement, dated March 5, 2008, among the Registrant and the Purchasers party thereto.

10.2	Form of Warrant issued by the Registrant to each of the Purchasers under the Securities Purchase Agreement, dated March 5, 2008.

99.1	Press Release, dated March 6, 2008.